December 28, 2020

Ryan Barretto

Re: Promotion to President

Dear Ryan,

The purpose of this letter (this “Letter”) is to confirm our understanding regarding your promotion to the role of President of Sprout Social, Inc., a Delaware corporation (the “Company”). Except as otherwise explicitly set forth herein, your amended and restated executive employment agreement with the Company, effective as of November 29, 2019, shall remain in full force and effect.

1.Promotion. Effective December 28, 2020, (the “Effective Date”), your title will change from Senior Vice President, Global Sales to President. As President of the Company, you will have such duties and responsibilities as are commensurate with such position and you shall continue to report to the Chief Executive Officer of the Company.

2.Base Salary. Following the Effective Date, you will continue to receive the same annual base salary that you received immediately prior to the Effective Date.

3.Initial RSU Grant. On or as soon as reasonably practicable following the Effective Date, and subject to approval by the Compensation Committee of the Board of Directors of the Company (the “Committee”), you will receive a grant of 120,000 restricted stock units (the “RSU Grant”) pursuant to the Sprout Social, Inc. 2019 Incentive Award Plan (the “Plan”). The RSU Grant will generally vest 25% on the first anniversary of the applicable vesting start date, with an additional 1/16 of the RSU Grant vesting on each quarterly anniversary of the applicable vesting start date thereafter, such that the RSU Grant will be fully vested on the fourth anniversary of the applicable vesting start date, subject to your continued employment with the Company through each applicable vesting date. Notwithstanding anything in this Letter to the contrary, the RSU Grant will be subject to the terms and conditions set forth in an award agreement under the Plan, which will be provided to you under separate cover.

4.Milestone RSU Grant. As soon as reasonably practicable following the first calendar month during which (a) you are continuously employed by the Company for the entirety of such month, and (b) the Annual Run Rate (defined below) with respect to such month equals at least $200 million (the “ARR Target”), you will receive a grant of 120,000 RSUs (the “Milestone RSU Grant”) pursuant to the Plan, subject to the Committee’s certification that the ARR Target has been satisfied and the Committee’s approval, at such time, of the Milestone RSU grant. Once awarded, the Milestone RSU Grant will generally vest 25% on the first anniversary of the applicable vesting start date, with an additional 1/16 of the Milestone RSU Grant vesting on each quarterly anniversary of the applicable vesting start date thereafter, such that the Milestone RSU Grant will be fully vested on the fourth anniversary of the applicable vesting start date, subject to your continued employment with the Company through each applicable vesting date. Notwithstanding anything herein to the contrary, (i) you must remain continuously employed by the Company through the date that the Committee certifies achievement of the ARR Target and approves the grant of the Milestone RSU Grant in order to receive this award, and (ii) the Milestone RSU Grant will be subject to the terms and conditions set forth in an award agreement under the Plan, which will be provided to you under separate cover if and when the Milestone RSU Grant has been granted. For purposes of this Letter, “Annual Run Rate” means the product of (A) twelve (12), and (B) the Company’s recurring subscription revenues accrued during any given calendar month, as measured at the Company’s reasonable discretion in accordance with its past practices and excluding any subscription revenue exclusively attributed to an acquisition made by the Company prior to the achievement of the ARR Target.

Please let me know if you have any questions. We look forward to continuing to work with you in your new role.

Best regards,

/s/ Justyn Howard

Justyn Howard
Chairman and Chief Executive Officer